Exhibit (l)

1900 K Street, N.W. Washington, District of Columbia 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 24, 2024

Sound Point Meridian Capital, Inc.

375 Park Avenue, 34th Floor

New York, NY 10152

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Sound Point Meridian Capital, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-282187 and 811-23881) as originally filed by the Company with the U.S. Securities and Exchange Commission on September 18, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on or around the date hereof (the “Registration Statement”), relating to the proposed issuance of the Company’s shares of Series A Preferred Stock, par value $0.001 per share (the “Shares”), to be sold to underwriters pursuant to an underwriting agreement substantially in the form to be filed as Exhibit (h) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act and the Investment Company Act, and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the form of the Underwriting Agreement;

(iii)	the Amended and Restated Certificate of Incorporation of the Company;

(iv)	the form of Certificate of Designation for Series A Preferred Shares;

Sound Point Meridian Capital, Inc. October 24, 2024 Page 2

(v)	the Bylaws of the Company;

(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vii)	resolutions of the board of directors of the Company (the “Board”) or any committee thereof relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and the initial authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares have been duly authorized and that: when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may lawfully determine and at a price per Share as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement, not less than the per share par value of the Shares, and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and judicial interpretations thereof. We are members of the bar of the State of New York.

This opinion letter has been prepared solely in connection with the Registration Statement. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and facts known to us on the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP